AEGIS VALUE FUND, INC.
PROTOTYPE RETIREMENT TRUST


TRUSTEE:
DELAWARE CHARTER GUARANTEE & TRUST CO.
P.O. BOX 8963
WILMINGTON, DE  19899-8963
(302)995-2131

SELF-DIRECTED INDIVIDUAL RETIREMENT TRUST

ARTICLE I-INTRODUCTION

     This Trust is established under the Code in order to create a fund out of which benefits shall be paid to individuals participating herein upon their retirement, disability, or other termination of employment; or in the event of death, to their Beneficiary.

ARTICLE II-DEFINITIONS

     As used in this Trust, the following terms shall have the meaning hereinafter set forth, unless a different meaning is plainly required by the context:
2.1 Act shall mean the Employee Retirement Income Security Act of 1974 as amended.
2.2 Application shall mean the Application by which this Trust, as may be amended form time to time, is adopted by the Grantor. The statements contained therein shall be part of this Trust, as fully set forth herein.
2.3 Beneficiary shall mean the person or persons designated by the Grantor in the Application.
2.4 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.5 Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in section 401c(2) (reduced by the deduction the self employed individual takes for contributions made to a self-employed retirement plan).
     For purposes of this definition, section 401c(2) shall be applied as if the term trade or business for purposes of section 1402 included service described in subsection c6.
     Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income.
     Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under section 71 with respect to a divorce or separation instrument described in subparagraph (A) of section 71(b)(2).
2.6 Disability shall mean the Grantor's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be long-continued and indefinite duration and as further described in Code section 72(m)(7).
2.7 Individual shall mean any person for whom contributions have been received by this Trust.
2.8 Grantor shall mean that person for whom contributions are made to this Trust, and if a Spousal IRA it shall also mean the spouse.
2.9 Trust Year shall mean the calendar year from January first to December thirty-first each year.
2.10 Regulations shll mean Federal income tax regulations, as amended from time to time.
2.11 Trustee shall mean the Delaware Charter Guarantee & Trust Company (Guarantee & Trust Company) and any successor trustees under this Trust.
2.12 Trust shall mean this Trust established hereunder as it may from time to time hereafter be amended including the Application which is part of this Trust.

ARTICLE III-ELIGIBILITY

3.1 An eligible Individual is any person who received Compensation for services rendered (including earned income of a self-employed individual) during the taxable year and is under 70 1/2. An individual making a rollover contribution (as permitted by Code Section 402c, 403a4, 403b8, or 408d3), or an employer contribution to a Simplified Employee Pension (SEP) as described in Code section 408(k) is also an eligible individual.
3.2 As a condition of the participation, the Grantor shall be required to consent, which consent need not be in writing, to the terms and conditions of this Trust, as may be amended from time to time.

ARTICLE IV-CONTRIBUTIONS

4.1 Each taxable year, an Individual may contribute on a periodic basis to this Trust an amount not to exceed the lesser of two thousand dollars ($2000) or one hundred percent (100%) of Compensation, or four thousand dollars ($4000) if a Spousal IRA (but not to exceed $2000 to any one account) or such limits as may be prescribed by law. Under a Simplified Employee Pension (SEP) as described in section 408(k) an Individual's tax deduction for his/her Employer's contribution to this Trust can not be in excess of the lesser of fifteen percent (15%) or twenty four thousand dollars ($24,000) or such limits as prescribed by law of the Individual's Compensation for any taxable year.
4.2 Contributions made to this Trust shall be in cash. Grantor will specify investments to be made with contributions. All contributions so received together with the income therefrom and any other increment thereon (hereinafter referred to as the "Trust") shall be held, managed and administered by the Trustee pursuant to the terms of this Trust without distinction between principal and income and without liability for the payment of interest thereon. The Trustee shall not be responsible for the computation and collection of any contributions under the Trust and shall be under no duty to determine whether the amount of any contribution is in accordance with the Trust.
4.3 Except in the case of a rollover contribution as that term is described in Article VII, the Trustee will only accept cash and will not accept contributions on behalf of the Grantor in excess of $2000 or $4000 if a Spousal IRA, or such limits as may be prescribed by law for any taxable year. In the case of a SEP as described in Section 408(k), the Trustee will not accept Employer contributions on behalf of the Individual Grantor in excess of $24,000 or such limits as may be prescribed by law for any taxable year.
4.4 Contributions made to this Trust by the Grantor shall be made to, or for the account of, the Trustee no later than April 15 of the year following the year to which the contribution relates. Contributions by an Employer to a SEP must be made no later than three and one half months after the close of the Trust Year.
4.5 Contributions made to this Trust by or for a Grantor shall be fully vested and nonforfeitable at all times.
4.6 The Grantor shall direct the Trustee with respect to the investment of all contributions and the earnings therefrom under the Trust. Such direction shall be limited to securities obtainable through the Brokerage Firm designated in the Application (or any other stockbroker selected by the Grantor and approved by the Trustee) "over the counter" or on a recognized exchange without any duty to diversify.
     The Trustee may leave earnings on any securities so obtained with the Brokerage Firm designated in the Application (or any other stockbroker selected by the Grantor and approved by the Trustee) for reinvestment in accordance with the instructions of the Grantor. Notwithstanding the above, Grantor may direct contributions and earnings to be placed in a savings account or a Certificate of Deposit with an institution approved by the Trustee. See Article IX for Investments and Administration.
4.7 A Grantor shall not make contributions to this Trust in or after the taxable year during which the Grantor attains age 70 1/2; however, contributions can be made for the spouse under age 70 1/2.
4.8 If a Grantor makes a contribution to this Trust which exceeds the lesser of one hundred percent (100%) of Compensation or two thousand dollars ($2000) or four thousand dollars ($4000) if a Spousal IRA (but not to exceed $2000 to any one account) or the lesser of fifteen percent (15%) or twenty four thousand dollars ($24,000) if a SEP or such limits as may be prescribed by law and it is deemed that the portion of such contribution which exceeds these limitations is not deductible for Federal income tax purposes, then the non-deductible portion may be withdrawn by the Grantor. Such withdrawal must be made prior to April 15 on which the Grantor is required to file his/her Federal income tax return.
4.9 Any income earned on the nondeductible portion of such contributions must be withdrawn by the Grantor at the same time.

ARTICLE V-DISABILITY BENEFITS

If a Grantor becomes disabled prior to age 59 1/2, such Grantor is entitled to his/her entire interest which shall be paid to the Grantor becoming disable within the meaning of Code section 72(m)(7).

ARTICLE VI-DISTRIBUTION

6.1 Unless the Grantor dies, is disabled (as defined in section 72(m) of the Code), or reaches age 59 1/2, any amount which is distributed from the account (and is not rolled over into another trust as described in Code Section 408d3) is subject to a 10% non-deductible penalty tax as described in Code Section 72(t).
     The Trustee must receive from the Grantor a statement certifying any exception to the penalty tax as described in Code Section 72t2.
     Notwithstanding any provision of this Agreement to the contrary, the distribution of an individual's interest shall be made in accordance with the minimum distribution requirements of section 408a6 or section 408b3 of the Code and the regulations thereunder, including the incidental death benefit provision of section 1.401(a)(9)-2 of the proposed regulations, all of which are herein incorporated by reference.
6.2 The Grantor's entire interest in the account must be distributed, or begin to be distributed, by the Grantor's required beginning date, which is the April 1 following the calendar year in which the Grantor reaches age 70 1/2. For each succeeding year, a distribution must be made on or before December 31. By the required beginning date, the Grantor may elect to have the balance in the account distributed in one of the following forms:
     (a) a single sum payment;
     (b) equal or substantially equal payments over the life of the Grantor;
     (c) equal or substantially equal payments over the lives of the Grantor and his or her designated Beneficiary;
     (d) equal or substantially equal payments over a specified period that may not be longer than the Grantor's life expectancy;
     (e) equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Grantor and his/her designated Beneficiary.
     Notwithstanding that distributions may have commenced pursuant to one of the above options, the Grantor may receive a distribution of the balance in the Trust at any time upon written notice to the Trustee.
     The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the individual's benefit by the lesser of (1) the applicable life expectancy or
(2) if the individual's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 or Q&A-5, as applicable, of section 1.401(a)(9)-2 of the proposed Income Tax Regulations.
     Distributions after the death of the individual shall be distributed using the applicable life expectancy as the relevant divisor without regard to proposed regulations section 1.401(a)(9)-2.
6.3 If, in any taxable year after which a Grantor attains the age of 70 1/2, all or a portion of the entire interest of the Grantor is less than the minimum amount required to be distributed under this Article during such year, a fifty percent (50%) nondeductible excise tax, payable by the Individual, shall be imposed on the amount by which the minimum amount required to be distributed during such year exceeds the amount actually distributed during the year.
6.4 Subject to the provisions hereof, the Trustee shall, from time to time on the written directions of the Grantor in accordance with the provisions of the Trust, make distributions out of the Trust to such Individuals, in such manner, in such amounts, and for such purposes as may be specified in such directions.
6.5 The Trustee shall not be liable to the proper application of any part of the Trust if distributions are made in accordance with the written directions of the Individual as herein provided, nor shall the Trustee be responsible for the adequacy of the Trust to meet and discharge any and all distributions and liabilities.
6.6 An individual may satisfy the minimum distribution requirements under sections 408a6 and 408b3 of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the owner of two or more IRAs may use the "alternative method" described in Notice 88-38, 1988-1
C.B. 524, to satisfy the minimum distribution requirements described above.
6.7 If the Grantor fails to receive any of the methods of distribution described above on or before the first day of April following the calendar year in which he/she attains the age of 70 1/2, distribution to the Grantor will be made prior to the close of such taxable year by a single sum payment.
6.8 Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the individual by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the individual and shall apply to all subsequent years.
     The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the individual attains age
70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.
6.9 If the Grantor dies before his or her entire interest is distributed, the entire remaining interest will be distributed as follows:
     (a)  If the Grantor dies on or after distributions have begun under
Article 6.2, the entire remaining interest must be distributed at least as rapidly as provided under Article 6.2.
     (b) If the Grantor dies before distributions have begun under Article 6.2, the entire remaining interest must be distributed as elected by the Grantor or, if the Grantor has not so elected, as elected by the Beneficiary or Beneficiaries as follows:
          1. by December 31st of the year containing the fifth anniversary of the Grantor's death; or
          2. in equal or substantially equal payments over the life or life expectancy of the designated Beneficiary or Beneficiaries starting by December 31st of the year following the year of the Grantor's death. If, however, the Beneficiary is the Grantor's surviving spouse, then this distribution is not required to begin before December 31st of the year in which the Grantor would have turned 70 1/2.
     (c) If the Beneficiary is the Grantor's surviving spouse, the spouse may treat this account as his/her own IRA. This election will deem to have been made if such spouse makes a regular IRA contribution, makes a rollover to or from such account, or fails to elect any of the above options.
     (d) Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the individual's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years.
     In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.
     (e) Distributions under this section are considered to have begun if the distributions are made on account of the individual reaching his or her required beginning date. If the individual receives distributions prior to the required beginning date and the individual dies, distributions will not be considered to have begun.

ARTICLE VII-ROLLOVER CONTRIBUTIONS

7.1 The Trustee may accept additional cash contributions on behalf of the Grantor for a tax year of the Grantor. The total cash contributions are limited as described in Article 4.1 unless the contribution is a rollover contribution described in Code Section 402c (but only after December 31,
1992), 403a4, 403b8, 408d3, or any employer contribution to a simplified employee pension plan described in section 408k.
7.2 If this Trust or an employee's individual retirement account forming part of the employer's retirement trust has been disqualified because the Individual and/or his/her Beneficiary engaged in a prohibited transaction as defined in Act Section 406, this Trust or such employee's account may not be rolled over to another individual retirement trust.
7.3 Only cash or other property from a plan as described above may be rolled over from such plan to this Trust.
7.4 If cash or other property attributable to contributions made by an employee to a plan meeting the requirements of Section 401a of the Code is rolled over from such plan to this Trust, such cash or property shall be treated as an excess contribution and shall be subject to the excise tax on excess contributions.
7.5 In the event of rollovers from this Trust to another individual retirement trust meeting the requirements of Section 408(a) of the Code or to an Annuity Contract meeting the requirements of Section 408(b) of the Code, such rollovers shall only be made once a year.
7.6 A Grantor may rollover or transfer the entire interest, annuity contract, cash surrender values of insurance policies to another individual retirement trust meeting the requirements of Section 408(a) of the Code or to an annuity contract meeting the requirements of Section 408(b) of the Code.
7.7 Such rollover must be completed within sixty (60) days after the day on which the Grantor receives the payment or distribution.

ARTICLE VIII-DESIGNATION OF BENEFICIARY

8.1 Grantor shall designate a Beneficiary in the Application. Grantor may change the designation by filing a written notice with the Trustee.
8.2 Such Beneficiary shall be entitled to the Grantor's entire interest in the event of death of the Grantor prior to complete distribution of the entire interest.
8.3 If the designation of a Beneficiary has not been made by the Grantor at the time of the death of the Grantor, the Beneficiary shall be the spouse of the Grantor, or if there is no spouse living at the time of the Grantor's death, the Beneficiary shall be the estate of the Grantor.
8.4 If the Beneficiary designated to receive payments hereunder is declared incapacitated or incompetent, the Trustee may make such payment to a court appointed guardian or legally appointed representative. The receipt of such payment by these individuals shall be a full and complete discharge to the Trustee for any sums so paid.
8.5 If the Trustee is unable to make a payment to a Beneficiary hereunder within six months after any such payment is due, because the Trustee cannot ascertain the whereabouts or the identity of the Beneficiary by mailing to the last known address shown on the Trustee's records, and such Beneficiary has not written claim for such payment before the expiration of said six-month period, then the Trustee may deposit the Beneficiary's funds in a special savings account or money market mutual fund established in the name of the Trustee for such Beneficiary.

ARTICLE IX-INVESTMENTS AND ADMINISTRATION

9.1 The Trustee shall have the power and authority in the administration of this Trust to do all acts, including by way of illustration, but not in limitation of the powers conferred by law, the following:
     (a) Pursuant to the Grantor's directions or agent, to invest and reinvest all or any part of the Trust in securities obtainable through the Brokerage Firm designated in the Application, either "over the counter" or on a recognized exchange, and to invest in mutual funds, savings media and any lawful trust investment which is administratively acceptable to the Trustee without any duty to diversify and without regard to whether such property is authorized by the laws of any jurisdiction for trust investment.
     (b) To hold part or all of the Trust Fund uninvested or, pursuant to directions of the Grantor to place the same in a savings account approved by the Trustee or purchase a Certificate of Deposit with an institution approved by the Trustee. However, the Trustee may, but need not, establish a program under which cash deposits in excess of a minimum set by it will periodically be invested in a savings account or money market mutual fund without direction of the Grantor or his/her agent and the terms of any such program may be determined and altered at the discretion of the Trustee.
     (c) To employ suitable agents and counsel and to pay their reasonable expenses and compensations.
     (d) To vote in person or by proxy upon securities held by the Trustee and to delegate its discretionary powers.
     (e) Pursuant to the Grantor's directions or agent, to write covered listed call options against existing positions and to liquidate or close such option contracts and the purchase of put options on existing long positions (the same securities cannot be used to simultaneously cover more than one position) to exercise conversion privileges or rights to subscribe for additional securities and to make payments therefore.
     (f) To consent to or participate in dissolutions, reorganizations, consolidations, mergers, sales, leases, mortgages, transfers or other changes affecting securities held by the Trustee.
     (g) To leave any securities or cash for safekeeping or on deposit, with or without interest, with such banks, brokers and other custodians as the Trustee may select, and to hold any securities in bearer form or in the name of the banks, brokers and other custodians or in the name of the Trustee without qualification or description or in the name of any nominee.
     (h) To invest contributions for Grantor through the facilities of the Brokerage Firm designated in the Application (or equivalent facilities maintained by any other stockbroker selected by the Individual and approved by the Trustee).
     (i) The Brokerage Firm named in the Application is designated by the Grantor with authority to provide the Trustee with instructions, via confirmations or otherwise, implementing his/her directions to the Brokerage Firm to purchase and sell securities for his/her account. Prior to the entry of any orders to purchase or sell securities in this account, Grantor shall approve beforehand all such orders and direct the Brokerage Firm to implement his/her instructions. Grantor authorizes the Trustee to honot trades within his/her account without obligation to verify prior authorizations of such trades. The Brokerage Firm shall receive advices of available cash in this account and shall forward confirmation of purchases and sales to the Trustee. Selling short and executing purchases in an amount greater than available cash are prohibited transactions. Investments in life insurance and collectibles are not permitted. All investments outside of the brokerage account shall be accompanied by additional written instructions.
9.2 Notwithstanding anything to the contrary contained in this Trust, the Trustee shall not make any investment or dispose of any investment held in the Trust, except upon the direction of the Grantor or his/her agent. No investment will be made in life insurance contracts nor will any assets be commingled.
9.3 The Trustee shall be under no duty to question any such direction of the Individual, to review any securities or other property held in the Trust, or to make suggestions to the Individual with respect to the investment, retention or disposition of any assets held in the Trust.
9.4 In accordance with Section 404c under the Act and being that the Grantor exercises control over his/her assets in this Trust which provides for his/her individual account; such Grantor or their Beneficiary shall not be deemed to be a fiduciary by reason of such exercise, and no person who is otherwise a fiduciary shall be liable under this Trust for any loss, or by reason of any breach, which results from such Grantor's exercise of control.
9.5 The Grantor may appoint in writing an Investment Manager or Managers to manage (including power to acquire and dispose of) any assets of this Trust.
     Any such Investment Manager shall be registered as an Investment Adviser under the Investment Advisers Act of 1940. If investment of the Trust is to be directed by an Investment Manager, the Grantor shall deliver to the Trustee a copy of the instruments appointing the Investment Manager and evidencing the Investment Manager's acceptance of such appointment, an acknowledgement by the Investment Manager that it is a fiduciary of the Trust, and a certificate evidencing the Investment Manager's current registration under said Act. The Trustee shall be fully protected in relying upon such instruments and certificate until otherwise notified in writing by the Grantor.
     The Trustee shall follow the directions of the Investment Manager regarding the investment and reinvestment of the Trust, or such portion thereof as shall be under management by the Investment Manager. The Trustee shall be under no duty or obligation to review any investment to be acquired, held or disposed of pursuant to such directions nor to make any recommendations with respect to the disposition or continued retention of any such investment or the exercise or non-exercise of the powers.
     Therefore, and in accordance with Section 405d1 under the Act the Trustee shall have no liability or responsibility for acting or not acting pursuant to the direction of, or failing to act in the absence of any direction from, the Investment Manager, unless the Trustee knows that by such action or failure to act it would be itself committing or participating in a breach of fiduciary duty by the Investment Manager.
     The Grantor hereby agrees to indemnify the Trustee and hold it harmless from and against any claim or liability which may be asserted against the Trustee by reason of its acting or not acting pursuant to any direction from the Investment Manager or failing to act in the absence of any such direction.
     The Investment Manager at any time and from time to time may issue orders for the purchase or sale of securities directly to a broker; and in order to facilitate such transaction, the Trustee upon request shall execute and deliver appropriate trading authorizations. Written notification of the issuance of each such order shall be given promptly to the Trustee by the Investment Manager, and the execution of each such order shall be confirmed by written advice via confirms or otherwise to the Trustee by the broker.
     In the event that an Investment Manager should resign or be removed by the Grantor, the Grantor shall manage the investments pursuant to this Agreement unless and until the Trustee shall be notified of the appointment of another Investment Manager with respect thereto as provided in this Article.
     The Trustee shall be under no duty to question any such direction of the Grantor or Investment Manager, to review any securities or other property held in the Trust, or to make suggestions to the Grantor, or Investment Manager, with respect to the investment, retention or disposition of any assets held in the Trust Fund.
9.6 Notwithstanding anything herein contained to the contrary, the Trustee shall not lend any part of the corpus or income of the Trust to, pay any compensation for personal services rendered to the Trust to, make any part of its services available on a preferential basis to, or acquire for the Trust any property, other than cash, from or sell any property to any Grantor, or to any member of a Grantor's family, or to a corporation controlled by any Grantor through the ownership directly or indirectly of 50 percent or more of the total combined voting power of all classes of stock entitled to vote or 50 percent or more of the total value of shares of all classes of stock of such corporation.
9.7 All contributions made by the Grantor and all investments made with such contributions and the earnings thereon shall be credited to an account maintained for him/her by the Trustee.
     Such account shall reflect the amounts contributed by the Individual. With respect to investments of contributions and the earnings thereon the account maintained by the Trustee may consist of copies of regularly issued broker statements to the Trustee.
9.8 Within 90 days from the close of each Trust Year, the Trustee shall render an accounting valuating the assets at fair market value, to the Individual which account may consist of copies of regularly issued broker-dealer statements to the Trustee and copies of insurance company summary account statements supplied to the Trustee. In the absence of the filing in writing with the Trustee by the Grantor of exceptions or objections to any such account within sixty (60) days after the mailing of such accounting, the Grantor shall be deemed to have approved such account; and in such case, or upon the written approval of the Grantor of any such account, the Trustee shall be released, relieved and discharged with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction.
     No person other than the Grantor may require an accounting or bring any action against the Trustee with respect to the Trust or its actions as Trustee.


     The Trustee shall have the right at any time to apply to a court of competent jurisdiction for judicial settlement of its accounts, for determination of any questions of construction which may arise, or for instructions. The only necessary party defendant to such action shall be the Grantor except that the Trustee may, if it so elects, bring in as party defendant any other person or persons.
9.9 The Trustee shall be fully protected in acting upon any instrument, certificate, or paper believed by it to be genuine and to be signed or presented by the proper person or persons, and the Trustee shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.
9.10 The Trustee shall be under no duty to question any direction of a Grantor or his/her agent with respect to investments, to review any securities or other property held in trust or to make suggestions to the Grantor or his/her agent with respect to investment. The Trustee will not be liable for any loss which may result by reason of investments made in accordance with the directions of a Grantor or his/her agent.
9.11 Whenever the services of a stockbroker or a dealer are required, the Trustee shall engage the Brokerage Firm designated in the Application provided, however, the Trustee may in its discretion appoint another stockbroker or dealer selected by the Grantor to handles investments in securities under the Trust.
9.12 The surviving spouse and/or Beneficiary shall be bound by Article IX and Trust regarding investments and administration of their interest. Provided however should the Beneficiary be a minor or in the discretion of the Trustee of unsound mind, the Trustee will liquidate the interest of such Beneficiary and hold such interest in an interest bearing account or money market account until distributed.

ARTICLE X-TRUSTEE COMPENSATION

10.1 The Trustee shall be paid such reasonable compensation as shall from time to time be communicated to the Grantor by the Trustee, and such compensation shall be chargeable to the Grantor. The Grantor hereby covenants and agrees to pay the same.
10.2 The Trustee shall charge against the Grantor any taxes paid by it which may be imposed upon the Trust or the income thereof or upon which the Trustee is required to pay, as well as all expenses of administration of the Trust including commissions and fees, including attorney fees. The Grantor hereby covenants and agrees to pay the same.
10.3 In the even the Grantor shall at any time fail to pay the Trustee's compensation, taxes and expenses, within a reasonable time after demand for such payment has been made by the Trustee on the Grantor, the Trustee will charge the Trust such fees, taxes and expenses and may liquidate such of the assets of the Trust for such purposes as in its sole discretion it shall determine. The custodian will collect such fees, taxes and expenses for the Trustee as so directed by the Trustee.
     Notwithstanding the provisions of Article IX hereof all payments under this Article X and the liquidations of assets to obtain funds therefor may be made without the approval or direction of the Grantor. If the Trust is not sufficient to satisfy these fees, taxes and expenses, then the Trustee will charge the Grantor for such unpaid fees, taxes and expenses.

ARTICLE XI-AMENDMENT AND TERMINATION

11.1 Each Grantor who adopts this Trust delegates to the Trustee the power to amend this Trust, including any retroactive amendments, by submitting a copy of such amendments to each Grantor, but only after receiving a favorable ruling or determination letter from the Commissioner of Internal Revenue Service that the Trust, as amended, continues to meet the requirements of
Section 408 of the Code. Each Individual shall be deemed to have consented to any and all such amendments.
     The Grantor shall be permitted to revoke this Trust in writing within a period not to exceed seven (7) days after the date that this Trust was adopted by the Grantor. In the event of such revocation, the Trustee will return the entire account plus any Trustee fees as soon as practical.
11.2 An Individual or the Trustee shall not have the right to amend or terminate this Trust in such a manner as would cause or permit all or part of the entire interest of the Grantor to be diverted for purposes other than their exclusive benefit or their Beneficiary. No Grantor shall have the right to sell, assign, discount or pledge as collateral for a loan any asset of this Trust.
11.3 An Individual shall have the right to terminate or partially terminate this Trust, at any time and from time to time, by delivering to the Trustee a signed copy of a statement of termination.
11.4 The Trustee may resign at any time upon thirty days' notice to the Grantor. The Trustee may be removed at any time by the Grantor upon thirty days' written notice to the Trustee. Upon resignation or removal of the Trustee, the Grantor shall appoint a successor Trustee which shall have the same powers and duties as are conferred upon the Trustee hereunder, and in default thereof, such successor Trustee may be appointed by a court of competent jurisdiction.
     Upon the delivery by the resigning or removed Trustee to its successor Trustee of all property of the Trust, less such reasonable amount as it shall deem necessary to provide for its expenses, compensation and any taxes or advances chargeable or payable out of the Trust, the successor Trustee shall thereupon have the same powers and duties as are conferred upon the Trustee.
11.5 No successor Trustee shall have any obligation or liability with respect to the acts or omissions of its predecessors.
     The actual appointment and qualification of a successor Trustee to whom the Trust assets may be transferred are conditions which must be fulfilled before the resignation or removal of the Trustee shall become effective. The transfer of the trust assets shall be made coincidentally with an accounting by the resigned or removed Trustee and such resigned or removed Trustee shall endorse, transfer, convey and deliver to the successor Trustee all of the funds, securities or other property then held by it under the Trust, together with such records as may be reasonably required in order that the successor Trustee may properly administer the Trust.
     Notwithstanding any provision in this Article XI to the contrary, the Trustee shall have the right to resign if the Grantor fails to timely pay the Trustee's compensation, taxes and expenses as described in Article X. If the Grantor does not appoint a successor Trustee within 30 days upon receipt of a resignation notice, the Trustee shall distribute all amounts remaining in the Trust Fund, less any amounts withheld for Trustee fees, taxes, and expenses, to the Grantor.
11.6 This Agreement and the Trust created hereby will be terminated in the case of complete distribution of the Trust.
11.7 The Trustee shall not have the right to modify or to amend this Trust retroactively in such a manner as to deprive any Grantor or his/her Beneficiary of any benefit to which he/she may be entitled under this Trust by reason of contributions made prior to the modification or amendment, unless such modification or amendment is necessary to conform this Trust to, or satisfy the conditions of, any law, governmental regulation or ruling; or to permit this Trust to meet the requirements of Section 408 of the Code.
11.8 If the Trustee receives any claim to assets held in the Trust which is adverse to the Grantor's interest or the interest of his/her Beneficiary, and the Trustee in its absolute discretion decides the claim is, or may be, meritorious, the Trustee may withhold distribution until the claim is resolved or until instructed by a court of competent jurisdiction. As an alternative, the Trustee may deposit all or any portion of the assets in the Trust into the court. Deposit with the court shall relieve the Trustee of any further obligation with respect to the assets deposited. The Trustee has the right to be reimbursed from the funds deposited with the court for legal fees and costs incurred. Such reimbursement may be made without the approval or direction of the Grantor.

ARTICLE XII-MISCELLANEOUS

12.1 Notwithstanding anything to the contrary contained in this Trust or in any amendment thereto no part of the Trust, other than such part as is required to pay taxes and administration expenses, shall be used for, or diverted to, purposes other than for the exclusive benefit of the Individuals, their Beneficiaries, or estates. The Trust account is established for the exclusive benefit of the individual or his or her beneficiaries.
12.2 The Trustee shall not be liable for any act or omission made in connection with the Trust except for its intentional misconduct or negligence. Any required notice regarding the Trust will be considered effective when the Trustee mails it to the last address of the intended recipient which is contained in the Trustee's records. Any notice to be given to the Trustee will be considered effective when the Trustee actually receives it. The Grantor and/or Beneficiaries must notify the Trustee of any change of address.
12.3 The terms and conditions of this Trust shall be applicable without regard to the community property laws of any state.
12.4 If the Grantor is married, the Compensation of the Grantor and any contributions made to this Trust under Article IV shall be determined without regard to the Compensation of the spouse of the Grantor.
12.5 Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Trust indicates the plural shall be read as the singular, and the singular as the plural.
12.6 The captions of Articles in this Trust are included for convenience only and shall not be considered a part of, or an aid to, the construction of this Trust.
12.7 The Grantor agrees that all controversies between the Grantor and/or Beneficiaries and the Trustee and/or any of its officers, directors, or employees present or former concerning or arising from (i) any retirement account maintained with the Trustee by the Grantor; (ii) any transaction involving the Grantor's account, whether or not such transaction occurred in such account or accounts; or (iii) the construction, performance or breach of this agreement between us, whether such controversy arose prior, on or subsequent to the date hereof, shall be determined by arbitration under the commercial arbitration rules of the American Arbitration Association. Any disputes as to the arbitrability of a matter or the manner of such arbitration shall be determined in such arbitration. Such arbitration shall be held in Wilmington, Delaware.
     Arbitration Disclosures: arbitration is final and binding on the parties; the parties are waiving their right to seek remedies in Court, including the right to jury trial; pre-arbitration discovery is generally more limited than and different from court proceedings; the arbitrators' award is not required to include factual findings or legal reasoning, and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited; the panel of arbitrators will consist of arbitrators for American Arbitration Association; the arbitration will be under the commercial arbitration rules of the American Arbitration Association; the arbitration shall be held in Wilmington, Delaware; and any disputes as to such arbitration or the manner thereof shall be determined in such arbitration.
12.8 The determination that any provision of this Trust Agreement is not enforceable in accordance with its terms in a particular jurisdiction shall not affect the validity or enforceability of the remaining provisions of this Trust Agreement generally or in any other jurisdiction or as to any other parties, but rather such unenforceable provisions shall be stricken or modified in accordance with such determination only as to such parties and this Trust Agreement, as so modified, shall continue to bind the specific parties involved therein and otherwise all other parties in unmodified form.
12.9 All contributions to the Trustee shall be deemed to take place in the State of Delaware.
12.10 This Trust may be executed in any number of counterparts, each one of which shall be deemed to be the original although the others shall not be produced.